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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
 Level 8 Systems, Inc.:
Cary, North Carolina

We consent to the incorporation by reference in the Level 8 Systems, Inc. Registration Statement Numbers 333-61494, 333-64858, 333-70596 and 333-64858 on
Form S-3 and Registration Numbers 333-44598, 333-64637, 333-33122 and 333-86303
on Form S-8 of our report dated March 25, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K/A Amendment No. 1 of Level 8 Systems, Inc. for the year ended December 31, 2001.


/s/ Deloitte & Touche, LLP
Raleigh, North Carolina
April 30, 2002